Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this Registration Statement of Exus Global, Inc. on Form 10-KSB of our report dated May 22, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's recurring losses from operations which raise substantial doubt about its ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Sherb & Co., LLP

Sherb & Co., LLP
New York, New York
July 3, 2003